Exhibit 99.1

Baylake Corp. Announces First Quarter 2015 Results

STURGEON BAY, WI, April 16, 2015-- Baylake Corp. (the "Company") (NASDAQ:BYLK), holding company for Baylake Bank (the "Bank"), which provides full service banking and financial services from 21 locations in Northeast Wisconsin, today announced results for the three month period ended March 31, 2015.

In the first quarter of 2015, the Company's net income was $2.21 million or $0.24 per diluted share, up 7% compared to $2.07 million or $0.23 per diluted share in the first quarter of 2014.

Robert J. Cera, President and CEO, commented, “Our first quarter results demonstrated balanced revenue contributions from an expanded line of products and services in commercial banking, treasury services, and wealth management. Our strategy is to operate with increasing efficiency and productivity while maintaining strong asset quality in order to support total asset and earnings growth.”

“The Company’s focus on improving operational effectiveness was a key highlight for the quarter, with the Bank’s overall efficiency ratio improved to 68.37% during the first quarter of 2015 compared to 70.46% for the same quarter of 2014. In addition, our net interest margin increased slightly to 3.66% when comparing the same periods despite continuing low interest rates and a competitive lending environment.  Operating expenses excluding employee severance costs were essentially unchanged. An increase in the overall average loan to deposit ratio reflects the Company’s focus on growing the loan portfolio supported by prudent funding strategies.”

“The investments made to build our retail banking, commercial banking, treasury management, and wealth management teams, as well as expanding the Baylake Bank franchise in Green Bay and Appleton, Wisconsin, are giving us broader market presence and contributing to steady deposit growth. Our goal is to grow profitably with the solid foundation of a sound balance sheet and an exceptional team of bankers.”

FIRST QUARTER 2015 HIGHLIGHTS

•

Return on average assets ("ROAA") in the first quarter of 2015 was 0.90% compared to 0.88% in the first quarter of 2014.

•

Return on average equity (“ROAE”) for the three months ended March 31, 2015 was 8.39% compared to 8.87% for the three months ended March 31, 2014. The reduction in  ROAE reflected an increase in total shares outstanding to 9.13 million at March 31, 2015 compared to 7.73 million at March 31, 2014 as the Company converted $7.75 million in subordinated debentures into 1.56 million shares during 2014 and $0.58 million into 0.12 million shares in the first quarter of 2015.

•

Total stockholders’ equity increased to $107.35 million at March 31, 2015, up from $94.59 million at March 31, 2014 and $105.5 million at December 31, 2014. Shareholders' equity-to-assets ratio increased to 10.87% at March 31, 2015 from 9.69% as of the same date in 2014.

•

Total gross loans outstanding at March 31, 2015 increased to $672.27 million, up 6% compared to total gross loans of $633.18 million at March 31, 2014.

•

Total deposits were $761.45 million at March 31, 2015, up 6% compared to $721.31 million at March 31, 2014. Growth in core deposits used to fund lending enabled the Company to reduce wholesale borrowings by 19% compared to the balance of such borrowings at March 31, 2014.

•

Net interest income after provision for loan losses increased to $7.76 million for the first quarter of 2015 compared to $7.59 million for the first quarter of 2014, reflecting both total interest income growth and a 26% reduction in total interest expense when compared to the first quarter of 2014.

•

Non-interest income in the first quarter of 2015 rose 19% from the prior year’s first quarter, primarily reflecting growth in fee income from the Company’s wealth management and investment advisory business, increased gains on sale of securities, increased gains from sales of loans, increased fees generated by deposits, and 8% income growth from the Company’s equity stake in United Financial Services (“UFS”), a data processing and e-banking entity.

•

Total assets declined to $987.87 million at March 31, 2015 from $1.02 billion at December 31, 2014.  The $33.75 million decline resulted from a reduction of borrowings, including the repayment of $16.80 million of FHLB advances during the first quarter of 2015.

•

Continued focus on asset quality and risk management resulted in a decline of the Company's ratio of non-performing loans to total loans to 0.85% at March 31, 2015 compared to 1.10% at March 31, 2014.

Income Statement Highlights

Total interest income for the three months ended March 31, 2015 was $8.64 million compared to $8.51 million for the three months ended March 31, 2014, while total interest expense declined to $0.68 million for the first quarter of 2015 compared with $0.92 million for the first quarter of 2014. Net interest income after loan loss provision increased to $7.76 million for the first quarter of 2015 compared to $7.59 million for the first quarter of 2014.

Net interest margin for the first quarter of 2015 was 3.66% compared to 3.65% for the first quarter of 2014. The Company's net interest spread was 3.58% for the first quarter of 2015 compared to 3.57% for the first quarter of 2014.

Total non-interest income for the first quarter of 2015 was $2.39 million, up 19% from $2.02 million recorded in the first quarter of 2014. The primary drivers of this growth included fee contributions generated through the Company’s fiduciary and wealth management business, expanded income from the Company’s equity ownership of UFS, gains from sales of residential mortgage loans, increased gains from securities sales, and increased service charges on deposit accounts.

Non-interest expense in the first quarter of 2015 was $7.08 million compared $6.77 million in the first quarter of 2014. Salaries and employee benefits increased 7% when comparing the first quarter of 2015 to the same period in 2014, reflecting the addition of key personnel in the commercial banking and wealth management areas, and the impact of $0.31 million in costs related to the departure of a senior executive of the Bank.  The costs related to this departure are not expected to be recurring in future periods. With the Company’s continuing reduction of other real estate owned during 2014, expenses related to managing these foreclosed properties declined by nearly 50% in the first quarter of 2015 compared to the first quarter of 2014.

Balance Sheet, Asset Quality Highlights

At March 31, 2015, total assets were $987.87 million compared to $976.51 million at March 31, 2014.

Total gross loans rose 6% to $672.27 million at March 31, 2015 compared to $633.18 million at March 31, 2014. The increase primarily reflected the Bank's continued emphasis on expanding its commercial lending business, including its professional practice specialty business line. Commercial real estate loans increased by $7.3 million, offset by declines in commercial & industrial loans, construction loans and residential real estate loans.

“We continue to originate many new commercial and residential mortgage loans,” Cera said. “While the impact of several commercial loan pay-offs as well as mortgage payoffs offset that growth, a number of commercial loans that were paid off during the quarter were under-performing and substandard loans that did not meet the Bank’s current credit quality standards. Maintaining the highest levels of loan quality is our top priority, and we are confident going forward that we can continue to build our loan portfolio with quality credits consistent with Baylake Bank’s standards.”

Total deposits were $761.45 million at March 31, 2015, increased from $721.31 million at March 31, 2014 – a quarter in which deposits already reflected a significant increase as a result of the Bank’s Appleton branch purchase in February 2014. Year-over-year growth primarily reflects organic deposit growth throughout the Baylake franchise, particularly in demand deposit accounts associated with new and expanded commercial and municipal banking relationships, noted Cera.

Asset quality improved year-over-year, with total non-performing assets, including loans and other real estate property, declining to $9.93 million at March 31, 2015 from $12.42 million at March 31, 2014. The ratio of non-performing assets to total assets was 1.00% at March 31, 2015 compared to 1.27% at March 31, 2014. Non-performing loan totals declined to $5.73 million at March 31, 2015 from $6.94 million at March 31, 2014. The ratio of non-performing loans to total loans declined to 0.85% at March 31, 2015 compared with 1.10% at March 31, 2014.

Cera concluded: “With our expanded footprint, new personnel, additional services, and focus on the markets we serve, we believe there is a tremendous opportunity to grow and earn market share. We serve attractive, stable markets and growing market share continues to be a major focus. We believe that by offering superior products, backed by a strong and experienced team, we can continue to grow our business and build the value of our company.”

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 21 financial centers located throughout Northeast Wisconsin, in Brown, Door, Kewaunee, and Outagamie Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position and in comparing the Company's results of operations and financial position over different periods.  Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014 under "Item 1A. Risk Factors," include certain credit, market, operational, liquidity and interest rate risks associated with the Company's business and operations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers' tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated.  The selected consolidated financial and other data at March 31, 2015 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) March 31, 2015 numbers are UNAUDITED	March 31, 2015	December 31, 2014	March 31, 2014
	(dollars in thousands except per share data)

Total assets	$ 987,871	$ 1,021,623	$ 976,513
Investment securities (1)	194,861	208,524	232,779
Total gross loans	672,273	679,357	633,177
Total deposits	761,452	765,542	721,311
Borrowings (2)	94,797	125,324	116,716
Subordinated debentures	16,100	16,100	16,100
Convertible debentures	1,075	1,650	9,200
Stockholders’ equity	107,354	105,504	94,594
Non-performing loans (3)	5,731	5,155	6,941
Non-performing assets (3)	9,926	9,421	12,420
Restructured loans, accruing	6,907	8,656	8,370

Shares outstanding	9,126,101	9,054,821	7,734,442
Book value per share	$ 11.76	$ 11.65	$ 12.23
Tangible book value per share	$ 10.96	$ 10.84	$ 11.24

	As of and for the Three Months Ended
	March 31,
	(dollars in thousands, except per share data)
Selected Operations Data – UNAUDITED	2015	2014
Total interest income	$ 8,643	$ 8,512
Total interest expense	681	922
Net interest income before provision for loan losses	7,962	7,590
Provision for loan losses	200	-
Net interest income after provision for loan losses	7,762	7,590

Total non-interest income	2,391	2,016
Total non-interest expense	7,078	6,768

Income before income taxes	3,075	2,838
Income tax expense	868	773
Net income	$ 2,207	$ 2,065

As of and for the Three Months Ended
March 31,
2015	2014

Selected Operations Data – UNAUDITED
Per Share Data: (4)
Net income per share (basic)	$ 0.24	$ 0.27
Net income per share (diluted)	$ 0.24	$ 0.23
Cash dividends per common share	$ 0.08	$ 0.07
Book value per share	$ 11.76	$ 12.23

Performance Ratios: (5)
Return on average total assets	0.90%	0.88%
Return on average total shareholders’ equity	8.39%	8.87%
Net interest margin (6)	3.66%	3.65%
Net interest spread (6)	3.58%	3.57%
Efficiency ratio (9)	67.80%	69.04%
Non-interest income to average assets	0.98%	0.86%
Non-interest expense to average assets	2.90%	2.88%
Net overhead ratio (7)	1.92%	2.02%
Average loan-to-average deposit ratio	89.53%	86.24%
Average interest-earning assets to average interest-bearing liabilities	123.89%	118.84%

Asset Quality Ratios: (3)(5)
Non-performing loans to total loans	0.85%	1.10%
Allowance for loan losses to:
Total loans	1.04%	1.18%
Non-performing loans	122.20%	107.38%
Net charge-offs to average loans (annualized)	0.15%	0.13%
Non-performing assets to total assets	1.00%	1.27%

Other:
Number of bank subsidiaries	1	1
Number of banking facilities	21	21
Number of full-time equivalent employees	245	255

As of and for the Three Months Ended
March 31,
(dollars in thousands)
	2015	2014
Efficiency Ratio: GAAP to Non-GAAP reconciliation: (9)
Non-interest Expense	$ 7,078	$ 6,769
Less: Payment under UFS tax strategy make-whole agreement	-	-
Non-interest Expense (non-GAAP)	$ 7,078	$ 6,769

Net Interest Income	$ 7,962	$ 7,590
Plus: Tax equivalent adjustment relating to tax exempt loans and investment securities	261	266
Non-interest Income (non-GAAP)	$ 8,223	$ 7,856

Non-interest Income	$ 2,391	$ 2,016
Less: net gains (losses) on sale of investments	174	69
Non-interest Income (non-GAAP)	$ 2,217	$ 1,947

Efficiency Ratio	68.37%	70.46%
Efficiency Ratio (non-GAAP) – tax equivalent	67.80%	69.04%

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.  Diluted earnings per share is based on the dilutive effect of shares that would be issued if outstanding stock options were exercised, stock awards were fully vested and promissory notes were converted in addition to the weighted average number of shares outstanding for the period.

(5)

With the exception of end of period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense less significant, non-recurring expenses divided by the sum of tax-equivalent net interest income plus non-interest income, excluding net investment security gains, net gains on sale of fixed assets and land held for sale and significant, non-recurring income items.  This efficiency ratio is presented on a tax-equivalent basis, which adjusts net interest income for the tax-favored status of certain loans and investment securities.  Management believes this measure to be the preferred industry measurement of net interest income as it enhances the comparability of such income arising from both taxable and non-taxable sources.  However, as calculated, this efficiency ratio is not considered to be in accordance with Generally Accepted Accounting Principles (“GAAP”) and as such, a reconciliation of GAAP to non-GAAP is presented as well.  A lower efficiency ratio represents a more efficient operation.